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               [LETTERHEAD OF KREMER ASSOCIATES CLIFFORD CHANCE]

                                                                    Exhibit 5.4

                       PTC International Finance II S.A.

     300,000,000-Euro 11 1/4% Senior Subordinated Guaranteed Notes due 2009
      150,000,000-US$11 1/4% Senior Subordinated Guaranteed Notes due 2009
                     guaranteed on a subordinated basis by
                       Polska Telephonia Cyfrowa Sp. z o.o.

We have acted as legal counsel in the Grand Duchy of Luxembourg to PTC International Finance II S.A. of 41, avenue de la Gare, L-1611 Luxembourg, Grand Duchy of Luxembourg (the "Issuer") for the sole purpose of rendering a legal opinion as to certain matters of Luxembourg law in connection with the registration under the Securities Act of 1933, as amended (the "Act") of its 300,000,000-Euro 11 1/4% Senior Subordinated Guaranteed Notes due 2009 and 150,000,000-US$ 11 1/4% Senior Subordinated Guaranteed Notes due 2009 (the "New Notes") and the offer (the "Exchange Offer") by the Issuer to exchange the New Notes for its 300,000,000-Euro 11 1/4% Senior Subordinated Guaranteed Notes due 2009 and 150,000,000-US$ 11 1/4% Senior Subordinated Guaranteed Notes due 2009 (the "Old Notes").

The obligations of the Issuer under the New Notes will be fully and unconditionally guaranteed by Polska Telephonia Cyfrowa Sp. z o.o. (the "Guarantor") on a senior subordinated and unsecured basis pursuant to the Company Guarantee (as defined below).

We are rendering this legal opinion at your specific request. Capitalised terms used herein without definition shall, unless the context otherwise requires, have the same meanings ascribed to them in the New Notes. Headings in this opinion are for ease of reference only and shall not affect the interpretation hereof.

In arriving at the opinions expressed below we have examined and relied upon the following documents:

(a) a copy of an official extract dated 12 November 1999 from the Luxembourg Register of Companies (the "Register") relating to the registration of the Issuer under number 72250;

(b) a copy of the deed of Incorporation (acte de constitution) of the Issuer dated 5 November 1999 containing the Issuer's articles of association (statuts) which are the currently effective articles of association according to representations made to us by the board of directors of the Issuer; a copy of two indentures (the "Indentures") dated 23 November 1999, between, amongst others, the Issuer, the Guarantor and the Bank of New York as trustee (the "Trustee");

(c) a draft of the registration statement on Form F-4 (the "Registration Statement) dated 2 March 2000 including a prospectus (the "Prospectus") relating to the New Notes and the Indentures; and

(d) the form of Notes as attached to the Indentures as Exhibit A which includes the form of guarantee by the Guarantor (the "Company Guarantee").
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In examining and in describing the documents listed above and in giving this opinion we have, with your permission, assumed:

(i) the genuineness of all signatures of all documents or on the originals thereof;

(ii) the authenticity and completeness of all documents submitted as originals and the conformity of copy, faxed or specimen documents to the originals thereof;

(iii) the power, capacity (corporate and other) and the authority of all parties (other than the Issuer) to enter into and perform their obligations under the Indenture and the New Notes, the legal capacity of all individuals who have signed or will sign documents or who have given confirmations on which we have expressed reliance (including those individuals acting on the Issuer's behalf) and that the Indenture and the New Notes and all other agreements and documents relating thereto have been or will be (where appropriate) duly authorized, executed and delivered by all parties thereto (other than the Issuer) and create valid and legally binding obligations for all such parties as a matter of applicable law (if other than Luxembourg law and the chosen governing law of the New Notes);

(iv) that each party to any document (other than the Issuer) is duly incorporated and organized, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation and of the jurisdiction of its place of business;

(v) the due compliance with all matters (including without limitation of the obtaining of the necessary consents, licenses, approvals and authorities, the making of the necessary filings, lodgements, registration and notifications and the payment of stamp duties and other taxes) under any law, other than that of Luxembourg, as may relate to or be required in respect of: (a) the Indentures and the New Notes (including the creation issuance and distribution of the New Notes), (b) their lawful execution, (c) the parties thereto (including the Issuer) or other persons affected thereby, (d) any borrowing thereunder, (e) the performance or enforcement of the New Notes by or against the parties (including the Issuer) or such other persons, (f) the distribution of the Prospectus or (g) the creation of valid and legally binding obligations of all parties to the New Notes (including the Issuer) enforceable against such parties in accordance with their respective terms;

(vi)     that the Guarantor is the Issuer's ultimate parent company;

(vii) that any obligations under the New Notes which are to be performed in any jurisdiction outside Luxembourg will not be illegal or contrary to the public policy under the laws of such jurisdiction;

(viii) that under the laws of the State of New York to which the New Notes are expressed to be subject and under all other relevant laws (other than those of Luxembourg):

         (a) the New Notes constitute and will at all times constitute the valid and legally binding obligations of all the parties thereto (including the Issuer);

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       (b) the choice of the laws of the State of New York as the governing law of the New Notes is a valid and binding selection;

       (c) none of the New Notes or any of the transaction contemplated thereby (whether individually or seen as a whole) are in breach of or will result in a breach of such laws (including, for the avoidance of doubt, the tax laws) or of any other relevant jurisdictions (other than Luxembourg), or are intended to avoid the applicability or the consequences of such laws in a manner that is not permitted thereunder;

(ix) that the New Notes will be executed substantially in the forms, and in accordance with the terms of, set forth in the Indenture, and that the Registration Statement and the Prospectus will be finalised substantially in the form of the draft, which we reviewed for the purpose of rendering this opinion;

(x) that the New Notes will be issued, offered, sold and delivered (a) as contemplated by and in accordance with the Indenture and the Registration Statement, (b) in accordance with any applicable law other than Luxembourg and (c) with such terms so as not to violate any applicable law other than Luxembourg (including for the avoidance of doubt, any law applicable at the time of such issue, offer, sale and delivery);

(xi) that all Luxembourg parties have separately signed a specific acceptance provision in relation to jurisdiction clauses granting jurisdiction to non-Luxembourg courts;

(xii) that the signing and performance of the Indentures is in the corporate interest of the Issuer, and, in particular, that it has the financial capability to meet all its obligations thereunder;

(xiii) that the Issuer does not and would not be considered to grant guarantees on a regular basis and would not be deemed to exercise an activity of the financial sector on a professional basis, as referred to in the Luxembourg Banking Act of 5 April 1993, as amended;

(xiv) that no public announcement, offer or sale of the Notes is made in or from Luxembourg; and

With respect to certain matters of Polish law, on the one hand, and United States Federal and New York State law, on the other hand, we note that you have been provided with and are relying upon the opinion dated the date hereof, of Clifford Chance - Warsaw, special Polish counsel to the Company, Clifford Chance Rogers & Wells - New York, special United States counsel to the Company and the Issuer, delivered to you today.

The issue and offering of the New Notes are expressed to be governed by the law of the State of New York. We have made no investigation into the laws of the State of New York or Poland as a basis for the opinion expressed hereinafter and do not express or imply any opinion thereon according, our review of the New Notes has been limited to the terms of such documents as they appear on the face thereof without reference to the general body of law incorporated into or made applicable to such documents by the choice of law clause contained therein. We express no opinion:
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-    as to any law other than the laws of Luxembourg in force as at the date hereof as applied and interpreted according to present published case-law of Luxembourg courts, administrative rulings, regulations of, notices from and communications with CSSF and authoritative literature;

- that the future or continued performance of any of the Issuer's obligations or the consummation of the transactions contemplated by the New Notes will not contravene such laws, application or interpretation if altered in the future;

- save as set out below, on the tax laws of Luxembourg, on international law, including (without limitation) the rules of or promulgated under or by any bi- or multilateral treaty or treaty organization (unless implemented into the laws of Luxembourg), or on anti-trust laws;

- with regard to the effect of any systems of law (other than the laws of Luxembourg), even in cases where, under Luxembourg law, any foreign law should be applied and we assume that any applicable law (other than Luxembourg law) would not affect or qualify our opinion as set out below;

- on any commercial, accounting or other non-legal matter or on the ability of the Issuer to meet its financial or other obligations under the New Notes.

We have not been concerned with investigating or verifying the accuracy of any facts, representations or warranties set out in any of the New Notes (with the exception of those matters on which we have specifically and expressly given our opinion). To the extent that the accuracy of such facts, representations and warranties not so investigated or verified and of any facts stated in any of the documents listed above (or orally confirmed) is relevant to the contents of this opinion, we have assumed, with your permission, that such facts, representations and warranties were true and accurate when made and remain true and accurate.

Other than to review the documents listed above, we have not examined any contracts, instruments or other documents entered into by or affecting the Issuer or any corporate records of the Issuer and although in giving this opinion we have made the enquiries referred to in (a) and (c) above and in
Section 1 below (which are enquiries customary in Luxembourg in order to render a legal opinion of this nature) we have not undertaken any factual investigations or made any other searches or enquiries concerning the Issuer and we have otherwise assumed that the Issuer's shareholder has not passed a shareholders' resolution approving a voluntary winding-up of the Issuer or a statutory merger (as disappearing entity) and that no petition has been presented to a competent court for the bankruptcy, dissolution or moratorium of payments of the Issuer.

Where an assumption is stated to be made in this opinion, we have not verified or made any investigation or enquiry with respect to the matters that are the subject of such assumption and we express no views as to such matters.

Based upon and subject to the foregoing and to the further qualifications set out below and subject to any factual matters, documents or events not disclosed to us by the parties concerned, having regards to such legal considerations as we deem relevant, we are at the


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time and date hereof of the following opinion, subject to the same assumptions and reservations as expressed in our legal opinion of November 23, 1999, where applicable:

1.   CORPORATE STATUS, POWER AND CAPACITY

1.1 The Issuer is registered as: (i) a corporation with limited liability (societe anonyme), (ii) duly incorporated on 5 November 1999 and (iii) validly existing under the laws of Luxembourg.

1.2 The office of the District Court of the District Court of Luxembourg has confirmed to us by telephone on the date hereof that the Issuer has not been declared bankrupt at the time and date hereof. The office of the District Court of Luxembourg has also confirmed to us by telephone at the time and date hereof that no order has been made by the District Court for the dissolution of the Issuer.

1.3 The Register has confirmed to us by telephone at the time and date hereof that the Issuer has not registered a voluntary winding-up resolution;

1.4 The searches and enquiries referred to above do not determine conclusively whether or not the matters or events enquired after have occurred or not. There is no formal register of judgements, declarations or orders referred to in Section 1.2 above.

2.   VALIDITY OF NEW NOTES

     The New Notes will, when duly executed by or on behalf of the Issuer, assuming the Luxembourg Courts would correctly apply the laws of the State of New York, constitute valid and legally binding obligations of the Issuer.

     After valid registration, the New Notes, when sold, are legally issued, fully paid and non-assessable.

The opinion expressed above is subject to the following qualifications:

A. our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, liquidation, reorganization, voidable preference, moratorium and other similar laws of general application relating to or affecting creditor's rights and remedies from time to time in effect and to general equity principles;

B. the Courts of Luxembourg will observe and give effect to the choice of the laws of the State of New York as the law governing the New Notes in any proceedings in relation to such documents on the basis and within the scope of and subject to the limitations imposed by the 1980 Rome Convention on the Law applicable to Contractual Obligations (the "Rome Convention").

     When applying the laws of the State of New York as the law governing the New Notes, the courts of Luxembourg may not give effect to any provision that is likely to be manifestly incompatible with Luxembourg public policy or with mandatory rules of Luxembourg law.
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C.  any provision that the holder of a Note may be treated as the absolute owner of the Note may not be enforceable under all circumstances; if the laws of Luxembourg are applicable, title to a Note would pass upon delivery (levering) thereof, provided that (i) the transferor is the owner of the Note or may reasonably be held by the transferee to be the owner and (ii) the transfer is made pursuant to a valid agreement; the courts of Luxembourg may apply the laws of another jurisdiction, if question of title to a Note are submitted to them;

D. Luxembourg law does not recognize the Anglo-American concept of "trust"; although this does not invalidate any rights of or against a Luxembourg company vested in a trustee located in (and pursuant to a trust arrangement governed by the laws of) a jurisdiction which does recognize that concept, in respect of assets that are subject to and/or governed by the laws of such jurisdiction, this lack of recognition may have adverse consequences in relation to any provision in the New Notes requiring the issuer to hold property or money on trust;

E. whilst, in the event of any proceedings being brought in a Luxembourg Court in respect of any monetary obligation expressed to be payable in a currency other than Luxembourg francs, a Luxembourg Court would have power to give judgment expressed as an order to pay a currency other than Luxembourg francs, enforcement of the judgement against the Issuer in Luxembourg would be available only in Luxembourg francs and for such purposes all claims or debts would be converted into Luxembourg francs;

F. in case of court proceedings in Luxembourg, a Court may require registration of the underlying agreements, in which case an ad valorem registration duty of 0.24% calculated on the amounts mentioned in the agreements would be payable by the party being ordered to register the agreements.

G. a Luxembourg Court may stay proceedings if concurrent proceedings are being brought elsewhere;

H. the enforcement of any agreement and the rights and obligations of the parties thereto will be subject to the general statutory principles of Luxembourg law: a remedy such as specific performance or the issue of an injunction or a remedy such as termination for breach of contract are discretionary. Notwithstanding any agreement purporting to confer the availability of any remedy, such remedy may not be available where damages instead of specific performance or specific performance instead of termination for breach of contract are considered by the court to be an adequate alternative remedy;

I. claims may become barred under the statute of limitations or may be or become subject to defenses of set off or counterclaim;

J. as regards the enforcement in Luxembourg of a civil judgement delivered in a court of the State of New York, such enforcement would make it necessary to commence recognition and enforcement proceedings before the Luxembourg Courts;
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K.   the admissibility as evidence of any agreement before a Luxembourg Court or
     Public Authority to which an agreement is produced may require that the agreement be accompanied by a complete or partial translation in the French or German language;

L. a contractual provision allowing the service of process against the Issuer to a service agent could be overridden by Luxembourg statutory provisions allowing the valid servicing of process against the Issuer in accordance with applicable laws at the registered office of the Issuer;

M. the revocation of a power of attorney or agency provision expressed to be irrevocable is nevertheless effective;

N. In issuing this opinion we do not assume any obligation to notify or to inform you of any development subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.


This opinion:

(a) expresses and describes Luxembourg legal concepts in English and not in their original Luxembourg terms; these concepts may not be identical to the concepts described by the English translations; consequently, this opinion is issued and may only be relied upon on the express condition that it shall be governed by and that all words and expressions used herein shall be construed and interpreted in accordance with the laws of Luxembourg;

(b)  speaks as of 9:30 hrs. Luxembourg time on the stated above;

(c)  is addressed to you and is solely for your benefit;

(d) is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein and particular but without any limitation we have not investigated or verified statements of fact or the reasonableness of any statements of opinion in the Prospectus;

(e) may not be relied upon by or disclosed to any other person, company, enterprise or institution, except that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus under the heading "Legal Matters". In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act; and

(f)  may not be used for any purpose other than in connection with the New
     Notes.

Yours faithfully,


Luxembourg, March 10, 2000

                                        Kremer Associates Clifford Chance
                                        By Christian Kremer